[NOTE:  "XXXXXXX" denotes expurgated information]
                                                                  EXECUTION COPY

                          REFUNDABLE DEPOSIT AGREEMENT


         THIS REFUNDABLE DEPOSIT AGREEMENT (this "Agreement"), dated as of May 2, 1997, is entered into by and between THE UB GROUP ("The UB Group") and MENDOCINO BREWING COMPANY, INC. ("MBC").


                                    RECITALS

         A. The UB Group and MBC are parties to that certain Letter of Intent, dated as of the date hereof (the "Letter of Intent"), pursuant to which they have set out their intentions with respect to a proposed series of two linked transactions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Letter of Intent.

         B. It is a condition to the execution by The UB Group and MBC of the Letter of Intent that The UB Group shall have paid to MBC a refundable deposit in the amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) (the "Deposit") as contemplated pursuant to Section F.7. of the Letter of Intent.

         C. The UB Group and MBC wish to set forth their agreement relating to the Deposit.


                                    AGREEMENT

         NOW, THEREFORE, The UB Group and MBC hereby agree as follows:

                  1. Concurrently with the execution and delivery by The UB Group and MBC of the Letter of Intent, The UB Group hereby pays to MBC the Deposit.

                  2. MBC hereby accepts The UB Group's deposit of the Deposit and agrees that the Deposit shall be used by MBC in accordance with the Section
F.7. of the Letter of Intent.

                  3. The Deposit is secured by a pledge to The UB Group by Michael Laybourn and Norman Frank (collectively, the "Shareholders") of the "Collateral", as defined in, and pursuant to the terms of, those certain Pledge Agreements, each dated as of the date hereof, executed by the Shareholders in favor of The UB Group (collectively, the "Pledge Agreements").

                  4. In order to induce The UB Group to pay the Deposit to MBC, MBC hereby represents and warrants to The UB Group as follows:

                  (a) MBC (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and
         (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted;

                  (b) MBC has full capacity to execute and deliver both this Agreement and the Letter of Intent and no further action is necessary on the part of MBC to make this Agreement or the Letter of Intent legal, valid and binding upon MBC and enforceable in accordance with its terms;

                  (c) The execution, delivery and performance of this Agreement and the Letter of Intent by MBC does not conflict with, violate, result in a breach of, or cause a default, either immediately or with the passage of time or the giving of notice or both, under (i) any provision of federal, state or local law or regulation relating to MBC or MBC's assets, (ii) any provision of any order, arbitration award, judgment or decree to which MBC or any portion of MBC's assets are subject, (iii) any provision of any note, bond, indenture, license, lease, mortgage, agreement or instrument to which MBC or any portion of MBC's assets are subject, or (iv) any other restriction of any kind or character to which MBC or any portion of MBC's assets are subject;

                  (d) The execution, delivery and performance of this Agreement and the Letter of Intent will not result in giving to others any interest or rights, including rights of termination, acceleration or cancellation, in or with respect to any of the properties, contracts, leases, mortgages, commitments or other agreements of MBC, nor are any consents, approvals or authorizations of, or declarations to or filings with, any governmental authorities required in connection herewith or therewith; and

                  (e) The Annual Report on Form 10-KSB/A No. 1 for the fiscal year ending December 31, 1996 does not contain any untrue statement of material fact or omits to state a material fact necessary to make such representation and warranty or any such statement therein not misleading.

MBC understands and acknowledges that The UB Group is paying the Deposit to MBC in reliance on the representations and warranties of MBC set forth herein.

                  5. At the Closing, the Deposit shall be credited against xxx xxxxxxxx xxxxx xx xxx xxxxxxxxxx.

                  6. In the event the negotiations between the parties with respect to the consummation of the transactions set out in the Letter of Intent are terminated by either party for any reason other than as provided below, the Deposit shall be returned by MBC to The UB Group within sixty (60) days after such termination (such sixty (60) day period to be hereinafter referred to as the "Repayment Period"). In addition, if a "Refund Event" (as defined below) occurs, the Deposit shall be immediately due and payable by MBC to The UB Group without presentment, demand, protest or any other notice of any kind, all of which are expressly waived by MBC. A Refund Event shall occur if (a) MBC fails to observe or perform any covenant, obligation, condition or agreement contained in this Agreement or Sections F.1, H, I, J and K of the Letter of Intent, or any representation or warranty made or furnished by MBC in or in connection with this Agreement or the Letter of Intent shall be materially false, incorrect, incomplete or misleading in any material respect when made or furnished; (b) either Shareholder fails to observe or perform any covenant, obligation, condition or agreement contained in the Pledge Agreements, or any representation or warranty made by either Shareholder in Section 3 of the Pledge Agreements shall be materially false, incorrect, incomplete or misleading in any material respect when made or furnished; (c) MBC makes a general assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due, any voluntary petition is filed by MBC under the federal or similar state bankruptcy laws, or MBC consents to the filing of any such petition or consents to the appointment of a receiver, liquidator or trustee in bankruptcy; (d) a court of competent jurisdiction enters an order or decree under the federal or any similar state bankruptcy law (i) for the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of MBC of all or substantially all of its assets or for the winding up or liquidation of its affairs, or (ii) adjudicating MBC a bankrupt or insolvent or approving a petition seeking reorganization of MBC under any bankruptcy law, and in any event such order or decree has continued in force undischarged and unstayed for a period of sixty (60) days; or
(e) either Shareholder shall contest the enforceability of his respective Pledge Agreement, or assert that his respective Pledge Agreement does not constitute the legal, valid and binding obligation of such Shareholder enforceable against him in accordance with its terms.

                  7.       Miscellaneous.

                  (a) All notices, requests, demands, consents, instructions or other communications to or upon MBC or The UB Group under this Agreement shall be in writing and faxed, mailed or delivered at its respective facsimile number or address set forth below (or to such other facsimile number or address for either party as indicated in any notice given by that party to the other party). All such notices and communications shall be effective (i) when sent by Federal Express or other overnight service of recognized standing, on the second day following the deposit with such service; (ii) when mailed, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (iii) when delivered by hand, upon delivery; and (iv) when faxed, upon confirmation of receipt.

         The UB Group:              THE UB GROUP
                                    One Harbor Drive, Suite 102
                                    Sausalito, California  94965
                                    Attn:  Vijay Mallya
                                    Telephone:  (415) 289-1400
                                    Facsimile:  (415) 289-1409

                  MBC:              MENDOCINO BREWING COMPANY, INC.
                                    13351 South Highway 101
                                    Hopland, CA  95449
                                    Telephone:  (707) 744-1015
                                    Facsimile:  (707) 744-1910

                  (b) MBC shall pay on demand all reasonable fees and expenses, including reasonable attorneys' fees and expenses, incurred by The UB Group in the enforcement or the attempted enforcement of this Agreement, the Pledge Agreements or any of MBC's obligations hereunder not performed when due (including, without limitation, all such fees and expenses incurred in connection with any refund demand made with respect to the occurrence of any Refund Event.

                  (c) This Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by MBC and The UB Group. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

                  (d) This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law rules.

                  IN  WITNESS   WHEREOF,   the  undersigned  have  executed  and
delivered this Agreement as of the date first above written.

                                            THE UB GROUP



                                            /s/ Vijay Mallya
                                            ---------------------------
                                            Vijay Mallya
                                            Chairman


                                            MENDOCINO BREWING COMPANY, INC.



                                            /s/ Michael Laybourn
                                            ---------------------------
                                            Michael Laybourn
                                            President